Smart Sand, Inc. Announces Third Quarter 2023 Results
•3Q 2023 total tons sold of approximately 1.2 million
•3Q 2023 revenue of $76.9 million
•3Q 2023 net income of $6.7 million
•3Q 2023 adjusted EBITDA of $13.3 million
•3Q 2023 net cash provided by operating activities of $12.5 million
•3Q 2023 free cash flow of $5.6 million

SPRING, Texas, November 7, 2023 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac and industrial sand supply and services company, a low-cost producer of high quality Northern White frac sand, a proppant logistics solutions provider through both its in-basin transloading terminals and SmartSystemsTM products and services and a provider of industrial product solutions, today announced results for the third quarter of 2023.
“Smart Sand delivered strong operating and financial results in the third quarter of 2023,” stated Charles Young, Smart Sand’s Chief Executive Officer. “Sales volumes increased sequentially as we saw strong demand in both the Bakken and Marcellus basins and had our first full quarter of operations at our Blair facility, leading to increased sales volumes into the Canadian market.”
“In the third quarter we increased the number of Smartpath fleets utilizing our new Smartbelt technology and we continue to add new industrial sand sales customers” continued Charles Young. “We continue to look for ways to expand our presence in key markets and broaden our customer base. In the fourth quarter, we expect to complete an expansion of our Waynesburg terminal in Pennsylvania to allow us to handle increased sales volume into the Marcellus Basin. Additionally, we anticipate completing improvements at our Utica, Illinois facility to add cooling and blending capabilities to support our industrial sand business. We continue to invest strategically to drive increased sales volumes from our three operating facilities. Our focus continues to be on increasing our free cash flow and delivering strong returns for our shareholders”
Third Quarter 2023 Results
Tons sold were approximately 1,219,000 in the third quarter of 2023, compared to approximately 1,084,000 tons in the second quarter of 2023 and 1,110,000 tons in the third quarter of 2022, an increase of 10% sequentially and 12% over the comparable period in 2022.
Revenues were $76.9 million in the third quarter of 2023, compared to $74.8 million in the second quarter of 2023 and $71.6 million in the third quarter of 2022. Revenues increased in the third quarter of 2023, compared to the second quarter of 2023, primarily due to contractual shortfall revenue recognized in the third quarter of 2023. Third quarter 2023 revenues increased, compared to third quarter 2022, due to higher sales volumes.
Gross profit was $14.4 million in the third quarter of 2023, compared to $12.7 million in the second quarter of 2023 and $11.4 million in the third quarter of 2022. Gross profit improved in the third quarter of 2023 compared to the second quarter of 2023 primarily due to contractual shortfall revenue recognized in the third quarter of 2023 and lower freight expenses. Gross profit improved for the third quarter of 2023 compared to the third quarter of 2022 primarily due to an increase in sales volumes leading to higher sand revenues.
For the third quarter of 2023, we had net income of $6.7 million, or $0.18 per basic and diluted share, compared to a net income of $6.3 million, or $0.17 per basic and diluted share, for the second quarter of 2023 and a net income of $2.7 million, or $0.06 per basic and diluted share, for the third quarter of 2022. Net income was higher in the second quarter of 2023 compared to the third quarter of 2023 due to the income tax benefit recorded in the second quarter. The improvement in net income in the current year period relative to the comparable period in 2022 was primarily due to higher gross profit due to higher sand sales revenues from increased sales volumes.
Contribution margin of $21.0 million, or $17.20 per ton sold, for the third quarter of 2023 was an increase compared to $19.0 million, or $17.57 per ton sold for the second quarter of 2023, and third quarter 2022 contribution margin of $17.8 million, or $16.01 per ton sold. The increase in contribution margin, compared to the second quarter of 2023, was due primarily contractual shortfall revenue recognized in the quarter. The increase in contribution margin and contribution margin per ton in the third quarter of 2023 compared to the third quarter of 2022 was primarily due to higher sales volumes leading to higher sand revenues and lower freight expenses.
Adjusted EBITDA was $13.3 million for the third quarter of 2023, compared to $11.4 million for the second quarter of 2023 and $11.3 million for the third quarter of 2022. The increase in Adjusted EBITDA in the third quarter of 2023 compared to the prior quarter was primarily due to contractual shortfall revenue recognized in the third quarter of 2023. The improvement in Adjusted EBITDA in the third quarter of 2023 compared to the same period in 2022 was primarily due to higher contribution margin.
Net cash provided by operating activities was $12.5 million in the third quarter of 2023, compared to net cash provided by operating activities of $16.1 million in the second quarter of 2023 and net cash provided by operating activities of $10.8 million in the third quarter of 2022. The decrease in cash flow from operations in the third quarter of 2023 compared to the second quarter of 2023 was primarily due to accelerated payments to vendors and seasonal costs incurred as we built our winter inventory stockpiles at Oakdale and Blair in the third quarter of 2023. The increase in net cash provided by operating activities in the third quarter of 2023 compared to the third quarter of 2022 was primarily due to higher net income in the third quarter of 2023.
Free cash flow was $5.6 million for the third quarter of 2023. Net cash provided by operating activities was $12.5 million and capital expenditures were $6.9 million in the third quarter of 2023. We currently estimate that full year 2023 capital expenditures will be between $20.0 million and $23.0 million.
Liquidity
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under our ABL Credit Facility. As of September 30, 2023, cash on hand was $9.3 million and we had $19.0 million in undrawn availability on our ABL Credit Facility.
Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on November 8, 2023 at 10:00 a.m. Eastern Time to discuss its third quarter 2023 financial results. Investors are invited to join the conference by dialing (412)-317-0790 or 1-877-870-4263 and referencing “Smart Sand” when connected to the operator. Additionally, the call may also be streamed via webcast at https://app.webinar.net/1ZrWVRQqaAD or within the “Investors” section of the Company’s website at www.smartsand.com. A replay will be available shortly after the call and can be accessed on the “Investors” section of the Company’s website.
Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results, including the Company’s expectations regarding future sales. We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.

Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, delays in the completion of certain expansion and improvement projects at our existing facilities or failure to recognize the anticipated benefits of such projects, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 28, 2023, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed by the Company with the SEC on November 7, 2023.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistic solutions to our frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company also offers logistics solutions to our customers through its in-basin transloading terminals and our SmartSystems wellsite storage capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
	(unaudited)	(unaudited)	(unaudited)

Revenues:
Sand sales revenue	$72,480	$72,435	$66,663
Shortfall revenue	2,389	—	2,681
Logistics revenue	2,031	2,341	2,248
Total revenue	76,900	74,776	71,592
Cost of goods sold	62,502	62,087	60,163
Gross profit	14,398	12,689	11,429
Operating expenses:
Salaries, benefits and payroll taxes	4,292	4,363	3,554
Depreciation and amortization	647	629	556
Selling, general and administrative	4,625	4,590	4,008
(Gain) loss on disposal of fixed asset, net	(92)	24	(466)
Total operating expenses	9,472	9,606	7,652
Operating income	4,926	3,083	3,777
Other income (expenses):
Interest expense, net	(276)	(223)	(411)
Other income	198	159	148
Total other expenses, net	(78)	(64)	(263)
Income (loss) before income tax (benefit) expense	4,848	3,019	3,514
Income tax (benefit) expense	(1,879)	(3,288)	831
Net income	$6,727	$6,307	$2,683
Net income per common share:
Basic	$0.18	$0.17	$0.06
Diluted	$0.18	$0.17	$0.06
Weighted-average number of common shares:
Basic	38,253	37,968	42,522
Diluted	38,412	37,968	42,524

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$9,309	$5,510
Accounts receivable	24,015	35,746
Unbilled receivables	165	79
Inventory	25,955	20,185
Prepaid expenses and other current assets	712	6,593
Total current assets	60,156	68,113
Property, plant and equipment, net	255,644	258,843
Operating lease right-of-use assets	24,448	26,075
Intangible assets, net	6,074	6,669
Other assets	185	303
Total assets	$346,507	$360,003
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,439	$14,435
Accrued expenses and other liabilities	15,461	13,430
Deferred revenue	2,018	6,959
Current portion of long-term debt	5,691	6,183
Current portion of operating lease liabilities	11,139	10,910
Total current liabilities	44,748	51,917
Long-term debt	6,895	9,807
Long-term operating lease liabilities	14,978	17,642
Long-term deferred tax liabilities, net	14,142	18,238
Asset retirement obligations	19,558	18,888
Other non-current liabilities	40	40
Total liabilities	100,361	116,532
Commitments and contingencies
Stockholders’ equity
Common stock	38	43
Treasury stock	(14,124)	(5,075)
Additional paid-in capital	180,934	178,386
Retained earnings	79,325	69,890
Accumulated other comprehensive income	(27)	227
Total stockholders’ equity	246,146	243,471
Total liabilities and stockholders’ equity	$346,507	$360,003

SMART SAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net income	6,727	6,307	2,683
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligations	7,021	6,785	6,698
Amortization of intangible assets	198	199	198
(Gain) loss on disposal of fixed assets	(92)	24	(466)
Provision for bad debt	—	—	—
Amortization of deferred financing cost	26	27	26
Accretion of debt discount	47	46	47
Deferred income taxes	(2,348)	(3,417)	480
Stock-based compensation	860	833	808
Employee stock purchase plan compensation	5	8	7
Changes in assets and liabilities:
Accounts receivable	5,980	5,982	(3,264)
Unbilled receivables	92	1,027	6,042
Inventories	(2,950)	(2,921)	(3,744)
Prepaid expenses and other assets	661	4,871	1,218
Deferred revenue	(4,328)	444	(1,823)
Accounts payable	(1,822)	(3,214)	(445)
Accrued and other expenses	2,400	(933)	2,315
Net cash provided by operating activities	12,477	16,068	10,780
Investing activities:
Purchases of property, plant and equipment	(6,881)	(5,227)	(4,398)
Proceeds from disposal of assets	50	72	995
Net cash used in investing activities	(6,831)	(5,155)	(3,403)
Financing activities:
Repayments of notes payable	(1,502)	(5,937)	(1,893)
Payments under equipment financing obligations	(200)	(37)	(28)
Proceeds from revolving credit facility	—	1,000	3,000
Repayment of revolving credit facility	—	(8,000)	—
Proceeds from equity issuance	23	—	27
Purchase of treasury stock	(150)	(51)	(210)
Net cash (used in) provided by financing activities	(1,829)	(13,025)	896
Net increase in cash and cash equivalents	3,817	(2,112)	8,273
Cash and cash equivalents at beginning of period	5,492	7,604	2,098
Cash and cash equivalents at end of period	$9,309	$5,492	$10,371

Non-GAAP Financial Measures
Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
We believe that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of gross profit to contribution margin.

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
	(in thousands, except per ton amounts)
Revenue	$76,900	$74,776	$71,592
Cost of goods sold	62,502	62,087	60,163
Gross profit	14,398	12,689	11,429
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,573	6,356	6,340
Contribution margin	$20,971	$19,045	$17,769
Contribution margin per ton	$17.20	$17.57	$16.01
Total tons sold	1,219	1,084	1,110
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
	(in thousands)
Net income	$6,727	$6,307	$2,683
Depreciation, depletion and amortization	6,985	6,750	6,705
Income tax expense (benefit)	(1,879)	(3,288)	831
Interest expense	304	457	431
Franchise taxes	66	102	77
EBITDA	$12,203	$10,328	$10,727
Net loss (gain) on disposal of fixed assets	(92)	25	(466)
Equity compensation	850	802	713
Acquisition and development costs	70	—	97
Cash charges related to restructuring and retention	—	18	31
Accretion of asset retirement obligations	235	235	189
Adjusted EBITDA	$13,266	$11,408	$11,291
Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of net cash provided by (used in) operating activities to free cash flow.

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
	(in thousands)
Net cash provided by (used in) operating activities	$12,477	$16,068	$10,780
Purchases of property, plant and equipment, net	(6,881)	(5,227)	(4,398)
Free cash flow	$5,596	$10,841	$6,382

Investor Contacts:

Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com